Exhibit 99.1

TALOS ENERGY PROVIDES UPDATE ON ZAMA APPRAISAL

Houston, January 23, 2019 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today provided an update on the Zama appraisal in Block 7 offshore Mexico. Talos is the operator of Block 7 in a consortium (the “Consortium”) with its partners Sierra Oil and Gas S. de R.L. de C.V. (“Sierra”) and Premier Oil Plc (“Premier”).

The Zama-2 appraisal well is the first of three appraisal penetrations drilled by the Consortium to better define the resource potential of the Zama discovery. The Zama-2 appraisal penetration was drilled in a down-dip location approximately 1.3 miles (2.1 kilometers) to the north of the Zama-1 discovery well in an effort to confirm the geological model and define the oil-water contact. This initial phase of the appraisal program was successfully and safely completed on January 20, 2019, approximately 28 days ahead of schedule and 25% below initially projected costs. The well reached the top of the Zama reservoir at approximately 10,759 feet (3,279 meters) of true vertical depth (“TVD”) and has encountered the following:

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A contiguous Zama sandstone interval of 1,676 feet (511 meters) of gross TVD sand, materially thicker sand than the Zama-1 discovery well and slightly thicker than the pre-drill estimates for the Zama-2 well. The well also encountered several other thick, wet sands of similar age directly beneath the main Zama horizon for an aggregate total of approximately 2,350 feet (716 meters) TVD of high quality Upper Miocene sands with rock properties similar to analogous Upper Miocene sands in the US Gulf of Mexico.

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The Zama-2 penetration logged approximately 581 feet (177 meters) of gross TVD oil pay before reaching the oil-water contact, preliminarily estimated at 11,254 feet (3,430 meters) TVD, approximately 100 feet (30 meters), deeper than the anticipated depth of the oil-water contact based on the geophysical signature called a “flat-spot.” The preliminary Net-to-Gross factor in this pay interval ranges from 68-73%, with rock properties in line with those at the Zama-1 location.

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Preliminary pressure data helped confirm the oil-water contact depth, complementing the traditional logging results. The pressure data also indicates that this northern section of the reservoir is connected to the Zama-1 discovery well. The Zama-2 vertical sidetrack and the Zama-3 well will provide additional information about the reservoir connectivity and consistency.

The last objective of the Zama-2 well was to test a deeper exploration prospect called Marte. Marte was designed to inexpensively test a higher risk stratigraphic trap, and although it encountered high quality sands of consistent geological age, pressures and quality, they were not hydrocarbon bearing. The information gathered, however, helps the Consortium with the evaluation of the aquifer support of the main Zama reservoir and other possible prospects on Block 7. The testing of Marte, initially expected to cost approximately $10.0 million, was significantly under budget and only cost approximately $2.5 million, both on a gross basis. The entire cost of the Zama-2 well, including the additional cost to test the Marte prospect, will be recoverable when commercial production from Zama commences.

President and Chief Executive Officer Timothy S. Duncan commented, “We are very pleased with the results of the Zama-2 well as we were able to achieve our primary goals of understanding the depositional environment and the presence of thick sand bodies needed for robust aquifer support, both of which help with ultimate recovery. We also confirmed that this section of the reservoir has similar or better rock properties as compared to the Zama-1 discovery well and that the pressure information indicates connectivity to Zama-1. Perhaps most importantly, the oil-water contact was encountered at the predicted depth, if not slightly deeper.”

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

“These results provide us with confidence that our geological and reservoir modeling can be used as a predictive tool for the Zama development, just as we’ve been successfully using them on the US side of the Gulf of Mexico. It helps to de-risk not only Zama, but the remainder of the Block 7 inventory.”

“On the operational side, the team has done an exceptional job. By incorporating the lessons learned and experiences from the Zama-1 discovery well, the team was able to successfully and safely execute the well significantly ahead of expectations. We are staying focused on working with urgency to meet the project timeline to achieve first oil by the second half of 2022.”

The appraisal program will continue next with an up-dip vertical penetration in the Zama reservoir from the main bore hole of the Zama-2 well, which will be cored and a drill stem test will be performed. The second appraisal well, Zama-3, will be drilled to the south of the original discovery well and will help delineate the reservoir continuity and quality in the southern part of the field and will be cored to be better understand the reservoir geology.

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002